                                                                11
                                                        Exhibit 11


         SYSCO CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES
           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                 39-Week Period Ended        13-Week Period Ended
                                           ----------------------------    -----------------------------
                                            March 29,       March 30,        March 29,      March 30,
                                              1997            1996             1997           1996
                                           -------------  -------------    -------------  --------------
Calculation of Primary Earnings Per Share:

Net earnings applicable to common stock    $ 211,454,000  $ 193,176,000    $  61,612,000  $  56,301,000
                                           =============  =============    =============  =============

Average number of common shares and common
  stock equivalents outstanding              178,333,249    182,985,177      176,534,015    183,014,629

Dilutive effect of stock options <F1>             ---            ---              ---            ---
                                           -------------  -------------    -------------  -------------
                                             178,333,249    182,985,177      176,534,015    183,014,629
                                           =============  =============    =============  =============
Primary earnings per share                 $        1.19  $        1.06    $        0.35  $        0.31
                                           =============  =============    =============  =============

Calculation of Fully Diluted Earnings
  Per Share:

Net earnings applicable to common stock    $ 211,454,000  $ 193,176,000    $  61,612,000  $  56,301,000
                                           =============  =============     =============  =============

Average number of shares outstanding on a
  fully diluted basis - same as for
  calculation of primary earnings
  per share                                  178,333,249    182,985,177       176,534,015    183,014,629

Dilutive effect of stock options and Liquid
  Yield Option Notes <F2>                         ---           ---               ---            ---
                                           -------------  -------------     -------------   ------------
                                             178,333,249    182,985,177       176,534,015    183,014,629
                                           =============  =============     =============   ============

Fully diluted earnings per share           $        1.19  $        1.06     $        0.35   $       0.31
                                           =============  =============     =============   ============

            <F1> Maximum possible dilutive effect of outstanding options in each period is less than 3%.
            <F2> Maximum possible dilutive effect of outstanding options and Liquid Yield
                  Option Notes during each period is less than 3%.